                               LETTER TO CLIENTS
                        REGARDING THE OFFER TO EXCHANGE
     $150,000,000 PRINCIPAL AMOUNT OF 7.164% SERIES C SENIOR SECURED BONDS DUE 2014 FOR ANY AND ALL OUTSTANDING $150,000,000 PRINCIPAL AMOUNT OF
    7.164% SERIES A SENIOR SECURED BONDS DUE 2014 AND $176,000,000 PRINCIPAL AMOUNT OF 8.160% SERIES D SENIOR SECURED BONDS DUE 2025 FOR ANY AND ALL
      OUTSTANDING $176,000,000 PRINCIPAL AMOUNT OF 8.160% SERIES B SENIOR
                             SECURED BONDS DUE 2025
                                       OF
                         LSP ENERGY LIMITED PARTNERSHIP
                                      AND
                       LSP BATESVILLE FUNDING CORPORATION

To Our Clients:

    We are enclosing herewith a Prospectus, dated [      ], 1999, of LSP Energy
Limited Partnership and LSP Batesville Funding Corporation (together, the "Issuers") and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Issuers to exchange $1000 principal amount of their 7.164% Series C Senior Secured Bonds due 2014 (the "Series C Bonds") and $1000 principal amount of their 8.160% Series D Senior Secured Bonds due 2025 (the "Series D Bonds" and, together with the Series C Bonds, the "Exchange Bonds"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for, in the case of the Series C Bonds, each $1000 principal amount of their outstanding 7.164% Series A Senior Secured Bonds due 2014 (the "Series A Bonds") and, in the case of the Series D Bonds, $1000 principal amount of their outstanding 8.160% Series B Senior Secured Bonds due 2025 (the "Series B Bonds" and together, with the Series A Bonds, the "Private Bonds"), respectively, of which a total of $326,000,000 in aggregate principal amount was issued on May 21, 1999 and is outstanding as of the date hereof, upon the terms and subject to the conditions set forth in the Exchange Offer.

--------------------------------------------------------------------------------
PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON [      ], 1999, UNLESS EXTENDED.
--------------------------------------------------------------------------------

    The Exchange Offer is not conditioned upon any minimum number of Private Bonds being tendered.

    We are the Registered Holder or DTC participant through which you hold an interest in the Private Bonds. A tender of such Private Bonds can be made only by us pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your beneficial ownership of Private Bonds held by us for your account.

    We request instructions as to whether you wish to tender any or all of your Private Bonds held by us for your account pursuant to the terms and subject to the conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.

    Pursuant to the Letter of Transmittal, each holder of Private Bonds must make certain representations and warranties that are set forth in the Letter of Transmittal and in the attached form that we have provided to you for your instructions regarding what action we should take in the Exchange Offer with respect to your interest in the Private Bonds.